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                                                                    Exhibit 99.1

                                 [SYNOVIS LOGO]

                               Life Technologies


FROM:                                       FOR:
Padilla Speer Beardsley Inc.                Synovis Life Technologies, Inc.
1101 West River Parkway                     2575 University Ave.
Minneapolis, Minnesota 55415                St. Paul, Minnesota 55114

CONTACT:                                    CONTACT:
Nancy A. Johnson/Marian Briggs              Brett Reynolds, CFO
(612) 455-1745/ (612) 455-1742              (651) 796-7300

FOR IMMEDIATE RELEASE



SYNOVIS LIFE TECHNOLOGIES PROVIDES FISCAL THIRD-QUARTER OUTLOOK

SURGICAL BUSINESS WILL REPORT RECORD REVENUE; INTERVENTIONAL BUSINESS SEES CARDIAC RHYTHM MANAGEMENT REVENUE (CRM) DECREASE SIGNIFICANTLY

         ST. PAUL, Minn., August 3, 2006 -- Synovis Life Technologies, Inc. (NASDAQ: SYNO), a diversified medical device company, anticipates that consolidated revenue for the third fiscal quarter ended July 31, 2006, will be approximately $13.0 million, versus $15.6 million in the year-ago quarter. The company is projecting a loss for the quarter in the range of $0.04 to $0.06 per share.

         The company's surgical business expects record net revenue of approximately $7.3 million in the just-completed quarter, up approximately 11 percent over $6.6 million in the year-ago period and up 5 percent over the previous quarterly record of $7.0 million in the third quarter of fiscal 2004. The third quarter 2006 net revenue of $7.3 million is after the deduction of approximately $660,000 in commission expense related to the company's transition to a direct sales force. Commission expense will decrease appreciably over the next six months as the remaining independent sales groups conclude their transition periods with the company.

         The company projects revenue of approximately $5.7 million for the interventional business, significantly below the record revenue of $9.0 million in the same period of fiscal 2005. Interventional business revenue from CRM products is expected to be $4.0 million in the just-completed quarter, compared to $7.3 million in the third quarter of last year.

         "We are very pleased with what's taking place in the surgical business, and while the decline in interventional business revenue is difficult, efficiency improvements we made in the interventional business over the last several quarters have moderated the resulting operating loss considerably," said


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Synovis Life Technologies, Inc.
August 3, 2006
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Karen Gilles Larson, chief executive officer of Synovis Life Technologies. "In the surgical business, we have a new domestic direct sales force of 24 experienced and skilled professionals calling on surgeons with excellent results, and we are entering the final six months of the transition from our independent sales force."

         Peri-Strips(R) is a key product in the surgical segment and has the most near-term potential. Third-quarter net Peri-Strips revenue is expected to be about $2.6 million, which would represent a 26 percent increase over the same quarter of last fiscal year. Unit sales of Peri-Strips rose about 7 percent over the prior-year quarter and about 24 percent sequentially over the fiscal 2006 second quarter. Larson added, "We are gaining new bariatric accounts and taking business from buttress competition." The company noted that market information indicates significant growth opportunities for the Peri-Strips product family in the bariatric surgery market.

         Larson continued, "Our interventional business is heavily concentrated in the CRM market and has been secondarily affected by recalls of ICDs (implantable cardioverter defibrillators) which have created concern among patients and cardiologists. These concerns have tempered growth rate expectations and led to shifts in market share among the largest CRM companies. Lowered expectations lead to lower inventory requirements. Our interventional business is affected when inventory management issues arise and customers take adjustment action, whether up or down. In addition, one significant customer has announced the launch of a new ICD lead, which may replace certain existing leads for which we supply the coils. In the third quarter, this customer significantly reduced purchases of the coils we currently supply. We believe these factors are the cause of the decrease in CRM revenue. We have not lost any CRM customers, and we continue to gain business in markets outside CRM. We are maintaining our drive to diversify our market and customer base. The long lead times for new projects, which are the norm for this type of business, coupled with the requirements around customer confidentiality, limit our ability to report on the progress of these activities."

         Synovis plans to announce fiscal third-quarter earnings in a pre-market release on Wednesday, August 23, 2006.

CONFERENCE CALL AND WEBCAST

         Today, Synovis will hold a conference call at 4:15 p.m. CT to discuss this announcement. To participate, dial (800) 366-7640 at least 10 minutes prior to the call today. To listen to a live Webcast of the conference call, go to the investor information section of the company's Web site, www.synovislife.com, and click on the Webcast icon. The Webcast replay will be available beginning at 6:45 p.m. CT on August 3, 2006. If you are unable to participate in the live conference call, you can


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Synovis Life Technologies, Inc.
August 3, 2006
Page 3



listen to a replay beginning at 6:45 p.m. CT on August 3, 2006, and available until 6:45 p.m. CT on August 5, 2006. To listen to the replay, dial (800) 405-2236 and access number 11067858.

ABOUT SYNOVIS LIFE TECHNOLOGIES

         Synovis Life Technologies, Inc., based in St. Paul, Minn., is a diversified medical device company engaged in developing, manufacturing and bringing to market medical devices for the surgical and interventional treatment of disease. For additional information on Synovis Life Technologies and its businesses, visit the company's Web site at www.synovislife.com.

          Forward-looking statements contained in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements can be identified by words such as "should", "could", "may", "will", "expect", "believe", "anticipate", "estimate", "continue", or other similar expressions. Certain important factors that could cause results to differ materially from those anticipated by the forward-looking statements made herein including the timing of product introductions, outcomes of clinical and market trials as well as regulatory submissions, the number of certain surgical procedures performed, the level of orders from contract manufacturing customers, and the effectiveness of the company's transition to a domestic direct sales force in its surgical business, as well as the other factors found in the company's Annual Report on Form 10-K for the year ended October 31, 2005. The company has no obligation to update its forward-looking statements.

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